Exhibit 99.1

NeOnc CEO Amir Heshmatpour Adds 80,000 Shares in Open-Market Purchases

2026 open-market purchases total 271,000 shares for approximately $1.11 million

CALABASAS, Calif., Nov. 10, 2026 (GLOBE NEWSWIRE) – NeOnc Technologies Holdings, Inc. (Nasdaq: NTHI), a clinical-stage biopharmaceutical company developing therapies for central nervous system cancers, today announced that Amir F. Heshmatpour, its Executive Chairman, President and Chief Executive Officer, purchased 80,000 shares of NeOnc common stock on the open market on November 5, 6 and 9, 2026. The purchases totaled $269,082 based on reported prices, at a weighted average of approximately $3.36 per share. Heshmatpour used personal funds, and the Company issued no shares in connection with the transactions.

Heshmatpour has accumulated 271,000 shares through open-market purchases across April, May, August, September and November 2026, based on his SEC Form 4 filings and the brokerage confirmation for his November 9 purchase. He purchased 191,000 of those shares for approximately $688,000 following NeOnc’s August 12 announcement of topline Phase 2a results for intranasal NEO100.

“I’ve invested more than $1 million of my own money in NeOnc shares this year,” said Heshmatpour. “I’ve added to my position repeatedly because I believe in the long-term potential of NEO100 and NEO212 for patients with brain cancer. These purchases deepen my personal investment alongside our shareholders.”

In the single-arm Phase 2a study of intranasal NEO100 in recurrent IDH1-mutant high-grade glioma, six-month progression-free survival was 48.9% against a prespecified 20% benchmark (p = 0.0047). Median overall survival was 26.1 months. NEO212 has completed Phase 1 dose escalation and established a recommended Phase 2 dose. NeOnc is scheduled to present data from both programs at the Society for Neuro-Oncology Annual Meeting on November 13. In October, NeOnc signed a memorandum of understanding with the Department of Health – Abu Dhabi to advance brain cancer research and explore clinical trial opportunities in the emirate, including in pediatric oncology.

About NeOnc Technologies Holdings, Inc.

NeOnc Technologies Holdings, Inc. is a clinical-stage biopharmaceutical company developing therapies for central nervous system cancers. Its investigational programs include intranasal NEO100 and oral NEO212. NEO212 has completed Phase 1 dose escalation and is advancing toward Phase 2 development. NeOnc exclusively licenses a worldwide portfolio of issued patents and pending applications from the University of Southern California related to NEO100, NEO212 and other drug candidates and delivery approaches. For more information, visit https://neonc.com.

Forward-Looking Statements

This press release contains forward-looking statements, including statements regarding the Company’s clinical development programs, the clinical potential of NEO100 and NEO212, and the presentation of data at the Society for Neuro-Oncology Annual Meeting. These statements reflect current expectations and involve risks and uncertainties. NEO100 is investigational and has not been approved by any regulatory authority; future studies may not demonstrate safety or efficacy; clinical development remains subject to applicable clinical, regulatory and institutional requirements; and no regulatory pathway or marketing approval is assured. NEO212 is also investigational and has not been approved by any regulatory authority. The NEO100 Phase 2a study was a single-arm, open-label study that was not powered as a confirmatory trial. The Company will require substantial additional capital to fund its operations, which may not be available on acceptable terms or at all. Actual results may differ materially. Readers should consider the risk factors described in the Company’s most recent filings with the Securities and Exchange Commission. These statements speak only as of the date of this release. The Company undertakes no obligation to update forward-looking statements except as required by law.

“NEO100” and “NEO212” are registered trademarks of NeOnc Technologies Holdings, Inc.

Contacts

Company Contact:

info@neonc.com

Investor Contact:

Jon Nugent

Jon Nugent Communications

jon@jonnugent.com

205-566-3026